Dreyfus International Equity Fund, Inc.

1 INVESTMENT OBJECTIVE
        The goal of Dreyfus International Equity Fund is to provide you with capital growth primarily through investments in foreign equity securities.
2 INVESTMENT STRATEGY
          The Fund invests primarily in equity securities, including common stocks, preferred stocks, and convertible securities of foreign issuers.
     It also may invest in foreign debt securities that offer opportunities for capital growth. The Fund may engage in certain advanced trading techniques such as foreign exchange transactions and options and futures
     transactions.
3 INVESTMENT RISKS AND
   POTENTIAL REWARDS
Risks
          * The Fund's net asset value and investment return fluctuate, when you sell your shares you may receive more or less than the amount you paid for them.
          * Equity securities fluctuate in value, often based on factors unrelated to the value of the issuer or the securities, and that fluctuation can be pronounced. These fluctuations will affect the value of a Fund share and thus the Fund's total return to investors.
          *  Investments in foreign securities and the use of advanced trading techniques can involve greater risk and may be less liquid
and
       more volatile than more conventional investments.
          * As a non-diversified fund, a relatively high percentage of the Fund's assets may be invested in the securities of a limited number of
       issuers.  Accordingly, the Fund may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund. Rewards
          * This Fund seeks the capital growth potential that foreign investing offers.
          * Successful use of advanced trading techniques may result in increased total return.
4 APPROPRIATE FOR INVESTORS WHO:
          * Are seeking capital growth through a portfolio consisting primarily of foreign equity securities.
          *  Are purchasing as a supplement to an overall investment program and are willing to undertake the risks involved.
          *  Have an investment horizon of at least 5 years.
5 FEES AND EXPENSES
Shareholder Transaction Expenses are paid by investors when purchasing and/or
redeeming Fund shares.
          Maximum Sales Load Imposed
          on Purchases (as a percentage of
          offering price)                            None
Annual Fund Operating Expenses are taken directly from the assets of the Fund, and are reflected in the Fund's net asset value.
          (as a percentage of average daily net assets)
          Management Fees                       .75%
          12b-1 Fees                            .56%
          Other Expenses                        .72%
          Total Fund Operating Expenses         2.03%
Example:
          You would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time
     period:
        1 Year     3 Years          5 Years     10 Years
          $21          $64            $109          $236
                     This is an illustration only; actual expenses and returns will vary.
6 Past Performance
Exhibit 1

Average Annual Total Return
for period ended 9/30/95
              1 Year             From Inception (6/29/93)
                -6.14%                7.01%
Past performance is no guarantee of future results; net asset value and investment return fluctuate.
7 INVESTMENT ADVISER
          The Dreyfus Corporation is the Fund's investment adviser. Dreyfus has engaged M&G Investment Management Limited to serve as the Fund's sub-investment adviser to provide day-to-day management of the Fund's investments.
8 PURCHASES
          The minimum initial investment is $2,500. The initial investment must be accompanied by the Fund's Account Application. Subsequent investments must be at least $100. You may purchase Fund shares by check or wire, or by the Dreyfus TeleTransfer privilege.
9 REDEMPTIONS
          You can sell Fund shares by written request, telephone, Dreyfus TeleTransfer ($500 minimum, $150,000 maximum) and wire redemption ($1,000 minimum, $250,000 maximum). When a redemption request is received in proper form, the Fund will redeem the shares at the next determined net asset value.
10 DISTRIBUTIONS
          Dividends and capital gains, if any, are declared and paid annually. Dividends and capital gains can be mailed to you, sent directly to your bank, swept into another Dreyfus account or reinvested back into your Fund to purchase shares at net asset value.
11 OTHER SERVICES
          *  Telephone Exchange Privilege
          *  Dreyfus-AUTOMATIC Asset BuilderRegistration Mark
          *  Dreyfus Dividend Options
          *  Dreyfus Payroll Savings Plan




Mutual fund shares are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency. The net asset value of funds of this type will fluctuate from time to time.


Calendar Year Total Return

Dreyfus
International Equity Fund,
Inc.
An equity
mutual fund

Fund Profile

This Profile contains key information about the Fund. More details appear in the Fund's accompanying Prospectus.




Copy Rights 1995, Dreyfus Service Corporation, Broker-Dealer
    Premier Mutual Fund Services, Distributor           095retpro1-9510

Registration Mark

October 1, 1995